Exhibit 99.1

PRESS RELEASE
For Immediate Release
Contact: Sean Dell’Orto (703) 336-4921

HIGHLAND HOSPITALITY CORPORATION ANNOUNCES THE SIGNING OF

A DEFINITIVE AGREEMENT TO ACQUIRE THE WESTIN PRINCETON AT

FORRESTAL VILLAGE

MCLEAN, VA, November 1, 2005 - Highland Hospitality Corporation (NYSE:HIH), a lodging real estate investment trust, or REIT, announced today the signing of a definitive agreement to acquire the 294-room Westin Princeton at Forrestal Village hotel. The purchase price for the hotel is $53.5 million, or approximately $182,000 per room. The Company intends to close on this acquisition within the next thirty days. Highland has selected Crestline Hotels & Resorts, Inc. to manage the property under a Westin license agreement.

James L. Francis, Highland’s President and CEO, stated, “We are excited to announce the acquisition of the Westin Princeton at Forrestal Village, our first Westin hotel and second Starwood product for our portfolio. This asset is well-positioned as a leader in a market that is poised for solid future growth and meets our stated acquisition objectives. We are pleased with our acquisition pace following our recent equity offering.”

Highland Hospitality Corporation is a self-advised lodging real estate investment trust, or REIT, focused on hotel investments primarily in the United States. The Company currently owns 21 hotel properties with an aggregate of 6,270 rooms in 11 states and Mexico. Additional information can be found on the Company’s website at www.highlandhospitality.com.

PRESS RELEASE
For Immediate Release~
Contact: Sean Dell’Orto (703) 336-4921

Certain statements and assumptions in this press release contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words “will likely result,” “ may,” “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” or similar expressions, we intend to identify forward-looking statements. Such forward-looking statements include, but are not limited to, the impact of the transaction on our business and future financial condition, our business and investment strategy, our understanding of our competition and current market trends and opportunities and projected capital expenditures. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Highland Hospitality Corporation’s control. The company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.